Exhibit (h)(2)(ii)

Amendment No. 1 to Transfer Agency and Service Agreement

This Amendment No. 1, dated as of March 10, 2009, to the Transfer Agency and Service Agreement (this “Amendment”), by and between AQR Funds, a Delaware statutory trust established under the laws of the State of Delaware (the “Trust”), and ALPS Fund Services, Inc. a Colorado corporation, having its principal place of business at 1290 Broadway, Suite 1100, Denver, Colorado 80203 (the “Transfer Agent”).

WHEREAS, the Trust and the Transfer Agent entered into a Transfer Agency and Service Agreement, dated as of December 8, 2008 (the “Agreement”); and

WHEREAS, the Trust and the Transfer Agent wish to amend the provisions of the Agreement to reflect the addition of new Funds and classes under Schedule A of the Agreement.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1 The parties agree to delete the current Schedule A in the Agreement in its entirety and replace it with a new Schedule A attached hereto.

2. Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

AQR FUNDS		ALPS FUND SERVICES, INC.

By:	/s/ Brendan Kalb	By:	/s/ Jeremy O. May
	Name: Brendan Kalb Title: Secretary		Name: Jeremy O. May Title: President

SCHEDULE A

FUND LIST

Fund	Classes Offered

AQR Momentum Fund	Class L

AQR Small Cap Momentum Fund	Class L

AQR International Momentum Fund	Class L

AQR Global Equity Fund	Class N Class I Class Y

AQR International Equity Fund	Class N Class I Class Y

AQR International Small Cap Fund	Class N Class I Class Y

AQR Emerging Markets Fund	Class N Class I Class Y

AQR Equity Plus Fund	Class N Class I

AQR Small Cap Core Fund	Class N Class I

AQR Small Cap Growth Fund	Class N Class I

AQR Diversified Arbitrage Fund	Class N Class I